Exhibit 2.1

This document is a free English translation of a Portuguese-language document. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail.

FORM OF

PROTOCOL AND JUSTIFICATION OF THE MERGER OF SHARES

OF JBS S.A. BY JBS PARTICIPAÇÕES SOCIETÁRIAS S.A.

The managers of the companies identified below, as well as the respective companies:

JBS S.A., a corporation (sociedade anômina) registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários) (“CVM”) under category “A”, with shares listed on the Novo Mercado listing segment of the São Paulo Stock Exchange (B3 S.A. - Brasil, Bolsa, Balcão) (“B3”), enrolled with the Corporate Taxpayers’ Registry (Cadastro Nacional de Pessoas Jurídicas do Ministério da Fazenda) (“CNPJ/MF”) under No. 02.916.265/0001-60, with its headquarters located in the City of São Paulo, State of São Paulo, at Avenida Marginal Direita do Tietê, 500, Block I, 3rd floor, Vila Jaguara, 05118-100 (“JBS” or JBS S.A.”).

JBS PARTICIPAÇÕES SOCIETÁRIAS S.A., a corporation (sociedade anômina) not registered with the CVM, enrolled with the CNPJ/MF under No. 46.855.586/0001-77, with its headquarters located in the City of São Paulo, State of São Paulo, at Avenida Marginal Direita do Tietê, 500, Block II, underground floor, Suite 35, Vila Jaguara, 05118-100 (“JBS Participações” and, together with JBS, the “Companies”).

JBS B.V., a company organized under the laws of the Netherlands, and which will be converted, before completion of the Dual Listing (as defined below), into JBS N.V., enrolled with the CNPJ/MF under No. 491.158.150/001-05, with its headquarters located in the city of Amsterdam, in The Netherlands, at Stroombaan 16, 5th floor, and the sole relevant asset of which, on the date hereof, is the equity interest held in JBS Participações (“JBS N.V.”).

NOW, THE PARTIES RESOLVE TO execute, for the reasons and for the purposes detailed below, pursuant to articles 224 and 225 of Law No. 6,404 of December 15, 1976, as amended (“Brazilian Corporation Law”) and pursuant to the provisions of the material facts disclosed on July 12, 2023 and [on the date hereof], this protocol and justification instrument (“Protocol and Justification”), the subject matter of which is the proposed dual listing of JBS’s shares on stock exchanges, for the purposes of increasing its investment capacity to expand JBS and increasing the access of institutional and retail investors to shares representing the consolidated operations of JBS. JBS wishes to promote a simultaneous dual listing in Brazil and in the United States, having as vehicle JBS N.V.1, a company incorporated under the laws of the Netherlands (“JBS N.V.”), which will obtain registration as a foreign issuer with the CVM in order to have Level II Brazilian Depositary Receipts (BDRs), representing its Class A Shares (“Class A Shares”), admitted for trading on the B3, and will be registered as a foreign private issuer with the U.S. Securities and Exchange Commission (“SEC”) in order to have its Class A Shares admitted for trading on the New York Stock Exchange (“NYSE”), resulting in the termination of trading in JBS common shares on the B3’s Novo Mercado listing segment (“Dual Listing”).

1. MAIN PURPOSES

The main purposes of the Dual Listing are to:

(i)	Adapt JBS’s corporate structure to the global and diversified profile of JBS’s operations;

(ii)	Potentially unlock the value of JBS’s shares; and

(iii)	Expand investment capacity to strengthen conditions for growth and competition with global competitors.

The Dual Listing will enable the JBS Group to:

(i)	Further strengthen its corporate governance;

(ii)	Increase its visibility among the global investor community, improving comparability with its main peers;

(iii)	Expand its access to a larger investor base;

(iv)

Increase its flexibility to use equity as a source of financing, paving the way for raising funds through the issuance of shares and, consequently, reduce the need to raise new debt to support growth; and

(v)	Reduce its cost of capital.

2. DESCRIPTION OF DUAL LISTING

The Dual Listing shall be carried out through the merger, by JBS Participações, of all shares issued by JBS not held by JBS Participações on the date of its implementation (“Merger of Shares”), having as consideration the delivery to JBS’s shareholders (except JBS Participações), on the date of completion of the transaction, of one mandatorily redeemable preferred share issued by JBS Participações (“Redeemable Preferred Shares”) for every two JBS shares, which shall be immediately redeemed through delivery to their holders of BDRs representing Class A Shares issued by JBS N.V. (“BDRs”).

[1]

JBS N.V. currently operates under the name JBS B.V. and will, prior to completion of the transaction, have its current corporate form of private limited liability company (Besloten Vennootschap - BV) converted into a public limited liability company under the Dutch law (Naamloze Venootschap - NV).

2.1. Dual Listing Stages

2.1.1. First Stage: In the first stage, JBS N.V. shall become, through a series of transactions, the indirect controlling shareholder of JBS. J&F Investimentos S.A., a privately-held company organized under the laws of Brazil (“J&F”), and Fundo de Investimento em Participações Multiestratégia Formosa - Investimento no Exterior, an investment fund organized in Brazil (“FIP Formosa” and, together with J&F, the (“Controlling Shareholders”) entered into a binding and unconditional agreement (Global Contribution Agreement) with JBS N.V., JBS Participações, and J&F Investments Luxembourg S.à.r.l, a private limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg (“LuxCo”), whereby (1) the Controlling Shareholders shall contribute and transfer all the shares issued by JBS held by them to LuxCo; (2) immediately thereafter, LuxCo shall contribute and transfer said JBS shares held by it to JBS N.V., in exchange for 243,704,227 Class A Shares and 297,860,722 Class B Shares held by JBS N.V. (whereby the difference in the value of the JBS shares and the aggregate nominal value of the Class A Shares and the Class B Shares will be added to the reserve maintained by JBS N.V.); and (3) immediately thereafter, JBS N.V. shall contribute and transfer the above-mentioned JBS shares held by it to JBS Participações in exchange for common shares issued by JBS Participações. These transactions and transfers of equity interests must be consummated and completed no later than December 31, 2023. As a result of this stage, JBS N.V. shall hold, indirectly (through JBS Participações), the shares issued by JBS currently held directly by the Controlling Shareholders. Accordingly, JBS N.V. shall become the indirect controlling shareholder of JBS. This stage shall be subject to the same exchange ratio, of one Class A Share or one Class B Share of JBS N.V. for every two common shares of JBS, which shall apply to minority shareholders of JBS within the scope of the Merger of Shares and in the Redemption (as defined below), which shall result in the receipt, by each shareholder of JBS on the last trading day of JBS shares on the B3 (“Last Trading Day”), of the same economic interest in the total capital of JBS N.V. as such shareholder held in JBS on such date, except only for the effects of sales of fractional BDRs resulting from the Merger of Shares and Redemption (as defined below) and the issuance and/or transfer of Class A Shares to certain members of the senior management, by way of performance bonus, for the successful completion of the Dual Listing. However, given that the capital structure of JBS N.V. shall be different from that of JBS, as a result of the different classes of shares of JBS N.V., the voting power of the Controlling Shareholders (indirectly, through LuxCo) may be increased compared to minority shareholders, due to the stages described above, depending on the number of Class A Shares converted into Class B Shares during the Class A Conversion Period (as defined below).

2.1.2. Second Stage: The second stage of the Dual Listing, subject to approval at an extraordinary general meeting of shareholders of JBS S.A. (“EGM”) and at a general shareholders’ meeting of JBS Participações, shall result in the receipt, by JBS shareholders on the Last Trading Day, of JBS N.V. BDRs, in addition to Dividends, as described below.

•

Merger of Shares. The merger, by JBS Participações, of all shares issued by JBS, at their book value, resulting in the issuance, in favor of JBS shareholders holding common shares issued on the Last Trading Day (except for JBS Participações) (“JBS Shareholders”), of one Redeemable Preferred Share for every two JBS shares held, so that, after the implementation of the Dual Listing, JBS shall become a wholly-owned subsidiary of JBS Participações.

•

Redemption. Immediately after the Merger of Shares, on the same date, all Redeemable Preferred Shares shall be redeemed (“Redemption”) upon delivery of BDRs to each of their holders, it being understood that in case the BDR holders wish to directly receive Class A Shares, the BDRs shall be cancelled by means of instructions given to the B3 through their respective custody agents.

•

Dividends. Additionally, and subject to the approval of the Merger of Shares, the EGM shall resolve on the declaration of dividends, in favor of all holders of JBS shares on the EGM date, in the amount of R$1.00 per share, totaling R$2,218,116,370.00 (two billion, two hundred and eighteen million, one hundred and sixteen thousand, three hundred and seventy Reais) (“Dividends”). If the Dual Listing is approved by the EGM, the Dividends shall be paid on a date to be disclosed in due course by the Company’s management.

2.1.3. The capital structure of JBS N.V., after implementation of the Dual Listing, shall be composed of three (3) classes of shares:

(a)

Class A Common Shares, which shall be traded on a stock exchange in the United States and shall grant the right to one vote per share at JBS N.V. shareholders’ meetings, or referred to as “Class A Shares,” as defined above;

(b)

Class B Common Shares, which shall not be admitted to trading on a stock exchange in the United States or in any other organized market, which shall grant ten votes per share at JBS N.V. shareholders’ meetings (“Class B Shares”) and shall be convertible at any time into Class A Shares and Conversion Shares (which shall not be held by any third party other than JBS N.V., as described below), at the rate of one Class A Share and one Conversion Share for each Class B Share; and

(c)

Conversion Shares, which shall not be admitted to trading on a stock exchange in the United States or in any other organized market (“Conversion Shares”), the sole purpose of which is to facilitate, in accordance with the laws of the Netherlands, the conversion of Class B Shares into Class A Shares.

2.1.4. The Class A Shares and Class B Shares shall have the same economic rights.

2.1.5. The Conversion Shares are shares to be held exclusively by JBS N.V. (accordingly, without voting or distribution rights) and necessary so that the conversion of Class B Shares into Class A Shares does not result in a capital reduction of JBS N.V., as these two classes of shares have different nominal values. Immediately after converting Class B Shares into Class A Shares, the Conversion Shares shall be acquired by JBS N.V., for no consideration.

2.1.6. Upon completion of the Dual Listing and for a limited period of time, commencing on the first trading day of the Class A Shares on the NYSE and ending on December 31, 2026 (“Class A Conversion Period”), shareholders that are entitled to one or more BDRs upon the opening of the first trading day of the BDRs on the B3 as a result of implementation of the Dual Listing (“Eligible Shareholders”) may request, after canceling all or part of their BDRs and having received the underlying Class A Shares, the conversion of their respective Class A Shares into Class B Shares, at a ratio of one Class A Share for one Class B Share (“Class A Conversion”). Without prejudice to the Conversion Threshold (as described below) and the limit imposed by the Minimum Free Float, (as described below), the maximum number of Class A Shares that an Eligible Shareholder may request to be converted into Class B Shares is equal to the number of JBS N.V. BDRs to which the Eligible Shareholder is entitled at the opening of the first trading day of the BDRs on the B3 (not including any fractions of JBS N.V. BDRs received as part of the Dual Listing) (“Maximum Conversion Amount”). Except with respect to conversion requests submitted during the Last Conversion Quarter (as defined below), the maximum number of Class A Shares held by an Eligible Shareholder that can be converted into Class B Shares shall be limited to 55% of the Maximum Conversion Amount of the Eligible Shareholder (“Conversion Threshold”). During the Class A Conversion Period, JBS N.V.’s board of directors shall decide on any conversion requests within 15 business days after the end of each fiscal quarter for any requests received from Eligible Shareholders during such quarter, provided such requests are deemed valid by the board of directors. With respect to the last quarter prior to the close of the Class A Conversion Period (i.e., the fourth quarter of 2026) (“Last Conversion Quarter”), the Conversion Threshold shall not apply, but if the total number of Class A Shares in respect of which the board of directors of JBS N.V. has received one or more conversion requests which it deems valid during the Class A Conversion Period would, if all JBS N.V. Class A Common Shares to which such conversion requests pertain would be converted into JBS N.V. Class B Common Shares, cause the number of Class A Shares held by non-

controlling shareholders (being, at the time of the Dual Listing, all shareholders of JBS N.V., except for LuxCo) divided by the total number of outstanding shares of JBS N.V. times 100% (“JBS N.V. Free Float Percentage”), on December 31, 2026, to be below 20% (“Minimum Free Float”), then the number of Class A Shares to which each conversation request received during the Last Conversion Quarter refers shall be reduced on a pro rata basis so that the total number of Class A Shares converted into Class B Shares does not result in violation of the Minimum Free Float. The Conversion Threshold and Minimum Free Float are designed to keep a minimum number of outstanding Class A Shares in order to improve the liquidity of the Class A Shares that shall be traded on the NYSE.

2.1.7. During the Class A Conversion Period, the Controlling Shareholders (through LuxCo) may request the conversion of all or a portion of the Class A Shares held by LuxCo at the opening of the first trading day of the BDRs on the B3 into Class B Shares, in the same proportion as one Class B Share for each Class A Share. The Conversion Threshold and Minimum Free Float shall not apply to conversion requests made by LuxCo, which shall be entitled, at any time during the Class A Conversion Period, to request the conversion of all or a portion of its Class A Shares into Class B Shares, since the Class A Shares owned by LuxCo shall be subject to transfer restrictions and shall be excluded from the calculation of “publicly-held shares” pursuant to the NYSE listing requirements for so long as LuxCo is considered an “affiliate” of JBS N.V., as that term is generally interpreted for purposes of the U.S. federal securities laws. Any and all Class A Shares not converted into Class B Shares by Eligible Shareholders and/or by LuxCo during the Class A Conversion Period may not be converted into Class B Shares by such Eligible Shareholder and/or by LuxCo, as the case may be. After the end of each quarter, JBS N.V. shall disclose to the market the number of Class A Shares that have been converted into Class B Shares, in accordance with the procedures described above. After the Class A Conversion Period, the Class A Shares shall no longer be convertible into Class B Shares. However, the Class B Shares may be converted into Class A Shares at any time.

2.1.8. In the context of the Dual Listing, the current JBS American Depositary Receipts program shall be terminated.

2.1.9. JBS shareholders shall not have the right of dissent and appraisal under the terms of the Brazilian Corporation Law.

2.2. Level II BDR Program

2.2.1. In order to allow the delivery of JBS N.V.’s BDRs after completion of the Dual Listing, JBS N.V. shall request, if the Dual Listing is approved at the EGM, its registration as a foreign issuer in Brazil and registration of the “Sponsored Level II BDR Program” with the CVM and the B3. After the date of the Merger of Shares and Redemption (“Closing Date”), (i) holders of Class A Shares may deposit their Class A Shares with the depositary bank of the BDR program of JBS N.V., Banco Bradesco S.A., and receive BDRs, and (ii) BDR holders may cancel their BDRs and receive the underlying Class A Shares. Consequently, JBS N.V. shall be required to comply with certain disclosure requirements set forth in the Brazilian regulations, including the annual submission of a Reference Form (Formulário de Referência), providing quarterly financial information, as well as other periodic filings disclosing material events.

2.2.2. JBS N.V. obtained, on [•] [•], 2023, a declaration of effectiveness from the SEC of its registration statement in connection with the shares of JBS N.V. to be issued under the Dual Listing with the SEC and the Class A Shares are in the process of being approved for listing on the NYSE.

2.2.3. JBS shareholders that wish to directly hold Class A Shares, after receiving the BDRs backed by Class A Shares, may cancel them, in order to receive Class A Shares, upon instructions given to the B3 through their respective custody agents, pursuant to the B3 regulations.

2.2.4. JBS shareholders may trade in their shares issued by JBS until effective implementation of the Dual Listing, when the BDRs shall be delivered. The date of implementation of the Dual Listing shall be informed to the market in due course.

Treatment of fractions of BDRs.

2.2.5. After the date of implementation of the Dual Listing, any fractions of BDRs of JBS N.V. attributed to JBS shareholders, resulting from the Merger of Shares and the Redemption, shall be grouped into whole numbers and sold on the market managed by B3, as applicable. The net proceeds from the sale of fractions of BDRs shall be distributed proportionally to former JBS shareholders that contributed their JBS common shares to JBS Participações in the Merger of Shares. Except in relation to Dividends, no additional consideration in cash or in kind shall be paid to JBS S.A. shareholders due to the Dual Listing.

3. CONDITIONS FOR COMPLETING THE DUAL LISTING

3.1. In addition to the necessary corporate approvals, including approval of the Dual Listing at the EGM, the conclusion of the proposed transaction is subject to the following relevant conditions, prior to completion of the Dual Listing, arranged in chronological order (“Conditions Precedent”):

(a)	approval of the Class A Shares for trading on the NYSE; and

(b)	approval of the CVM-Sponsored Level II BDR Program and admission to trading of the BDRs by B3 (and, as a condition for such approval, registration of JBS N.V. as a foreign issuer by the CVM);

3.2. Such Conditions Precedent cannot be waived.

3.3. If the Conditions Precedent are not satisfied, the Dual Listing shall not be carried out, and the resolutions passed and/or acts carried out within the scope of the Dual Listing shall be null and void, and JBS, JBS Participações, and JBS N.V. shall maintain the status quo ante.

4. EXCHANGE RATIOS, APPRAISERS, AND APPRAISAL REPORTS

4.1. Exchange Ratios

4.1.1. Upon completion of the Dual Listing, each holder of JBS common shares (excluding JBS Participações) on the Last Trading Day shall maintain the same economic interest in the total capital of JBS N.V. that it held in the total capital of JBS on such date, except for the effects of sales of fractions of BDRs resulting from the Merger of Shares and the Redemption and the issuance and/or transfer of Class A Shares to certain members of senior management, by way of performance bonuses, for the successful completion of the Dual Listing.

4.1.2. As a result of the Merger of Shares, Redeemable Preferred Shares issued by JBS Participações, all registered and with no par value, shall be issued in favor of JBS shareholders, substituting the common shares issued by JBS held by them.

4.1.3. Every two common shares issued by JBS shall correspond to one Redeemable Preferred Share issued by JBS Participações (“Exchange Ratio - Merger of Shares”).

4.1.4. Each Redeemable Preferred Share issued by JBS Participações, in turn, shall be redeemed upon delivery of one BDR (“Exchange Ratio - Redemption”).

4.1.5. In addition, a report was prepared for the purpose of comparing the exchange ratio, pursuant to article 264 of the Brazilian Corporation Law, and article 8, item II of CVM Resolution No. 78/2022 (“Report 264”) to calculate, for comparative purposes, the exchange ratio of shares held by JBS shareholders for shares issued by JBS Participações, appraising the two assets according to the same criteria on June 30, 2023 (“Base Date”), already considering the effects of the first stage of the Dual Listing (as described in section 2.1.1 above), based on the discounted cash flow method, as provided for in article 8, item II, of CVM Resolution No. 78/2022. According to Report 264, on the Base Date, the value of JBS is R$[•].

4.1.6. Any fractions of BDRs resulting from the Merger of Shares, followed by the Redemption with the delivery of the BDRs, shall be grouped into whole numbers to be sold on the spot market managed by the B3 after completion of the Dual Listing, pursuant to the notice to shareholders to be disclosed by JBS. The amounts earned in said sale shall be provided, net of fees, to former JBS shareholders that hold the respective fractions, in proportion to their interest in each security sold.

4.2. Appraisers; Appraisal Reports

4.2.1. [All] voting members of the Board of Directors approved, [unanimously and without any restrictions / by majority], the engagement of APSIS CONSULTORIA E AVALIAÇÕES LTDA., a limited liability company with its headquarters at Rua do Passeio, 62, 6th floor, Centro, in the City and State of Rio de Janeiro, enrolled with the CNPJ/MF under No. 08.681.365/0001-30, registered with the Rio de Janeiro Regional Council of Accounting (Conselho Regional de Contabilidade do Rio de Janeiro) under No. 005112/O-9 (“APSIS” or “Appraiser”), for preparation of the following appraisal reports containing the following appraisals:

(i)

appraisal report of the value of the shares issued by JBS and JBS Participações, appraising the two assets based on the discounted cash flow method on the Base Date, for the purpose of preparing the Report 264[2]; and

(ii)

appraisal report of the value of the shares issued by JBS to be merged into JBS Participações, within the scope of the Merger of Shares, based on the book value of the shares issued by JBS, on the Base Date, for purposes of verifying the capital increase of JBS Participações, as provided for in article 252 of the Brazilian Corporation Law (“Report - Merger of Shares” and, together with Report 264, the “Appraisal Reports”).

4.2.2. The Appraisal Reports assessed:

(i)

the comparative share exchange ratio, based on the discounted cash flow method, of two (2) JBS shares for one (1) JBS Participações share, considering implementation of the first stage of the Dual Listing, is the same calculated based on the Exchange Ratio - Merger of Shares; and

(ii)	the amount of R$[•], corresponding to the book value of shareholders’ equity per common share of JBS on the Base Date, as determined by the Report - Merger of Shares.

[2]	Note: JBS requested CVM to waive the submission of Report 264, and this request is currently being analyzed by CVM.

4.2.3. The appointment of the Appraiser, as well as the Report 264 and the Report—Merger of Shares, shall be submitted for ratification at the EGM, subject to the quorums for resolution described in item 5.2 below, and which shall be included in the manual for participation in the EGM to be disclosed by JBS. The Appraiser is considered an independent expert for the purpose of issuing Appraisal Reports within the scope of the Dual Listing.

4.2.4. The Appraiser was selected for the work considering, among others, its broad and well-known experience in the preparation of reports and appraisals of this nature. The Appraiser expressly represented: (a) that there is no current or potential conflict or communion of interests with the Companies’ shareholders, or even with regard to the Merger of Shares; and (b) that neither the shareholders nor the managers of the Companies directed, limited, hindered, or performed any acts that have or may have compromised access, use, or knowledge of information, assets, documents, or work methodologies relevant to the quality of their conclusions.

4.2.5. JBS shall bear all costs related to appointment of the Appraiser to prepare the Appraisal Reports.

4.3. Capital Increase of JBS Participações

4.3.1. The Merger of Shares shall result in an increase in the shareholders’ equity of JBS Participações in the amount of R$[•], upon issuance of [•] Redeemable Preferred Shares, equivalent to the book value of the shares to be merged, pursuant to the Report—Merger of Shares, of which: (i) up to R$[•] shall be used to increase the capital stock; and (ii) the remainder shall be used to form a capital reserve.

4.3.2. Between the date of this instrument and the effective date of the Merger of Shares, the capital stock of JBS Participações shall be increased to reflect the contribution by JBS N.V., to JBS Participações, of the shares of JBS currently held by the Controlling Shareholders, as a result of completion of the first stage of the Dual Listing. Report 264 already considers this movement.

4.3.3. Equity variations subsequent to the Base Date shall be determined and reflected in the companies in which they occur.

5. CORPORATE APPROVALS

5.1. Completion of the Dual Listing, including the Merger of Shares, shall be conditional upon the completion of:

(i)

an EGM, to resolve on the following items on the agenda (herein briefly described): (i) ratification of the appointment of the Appraiser to prepare the Report - Merger of Shares and the Report 264; (ii) approval of the Report - Merger of Shares and the Report 264; (iii) approval of this Protocol and Justification; (iv) approval of the Merger of Shares, in the context of the Dual Listing; (v) approval of the non-listing, due to legal impediment, of JBS Participações in the Novo Mercado segment of the B3, pursuant to article 46, sole paragraph of the Novo Mercado Regulations, as a result of which JBS shall no longer have its shares traded on the B3; (vi) authorization for subscription, by the managers of JBS, of the new shares to be issued by JBS Participações, on behalf of the JBS shareholders; and (vii) approval of the declaration of Dividends; and

(ii)

General Shareholders’ Meeting(s) of JBS Participações to resolve on the capital increase of JBS Participações upon contribution, by JBS N.V., of the shares issued by JBS currently held by the Controlling Shareholders, to ratify execution hereof and to resolve on approval of the Merger of Shares and the increase in the capital stock of JBS Participações due to the Merger of Shares, the creation of Redeemable Preferred Shares, the issuance of Redeemable Preferred Shares, and the Redemption.

5.2. The matters for which the EGM shall be called upon to resolve shall be deliberated if following installation quorums are met and shall be passed if the following minimum approval requirements are met:

(a) on first call:

NO.	AGENDA	INSTALLATION QUORUM	MINIMUM APPROVAL REQUIREMENTS
(i)	Ratification of appointment of the Appraiser to prepare the Report - Merger of Shares and Report 264	1/4 of the capital stock of JBS	Majority of the capital stock, pursuant to article 252 of the Brazilian Corporation Law

(ii)	Approval of the Report - Merger of Shares and Report 264	1/4 of the capital stock of JBS	Majority of the capital stock, pursuant to article 252 of the Brazilian Corporation Law

(iii)	Approval of the Protocol and Justification	1/4 of the capital stock of JBS	Majority of the capital stock, pursuant to article 252 of the Brazilian Corporation Law

(iv)	Approval of the Merger of Shares, in the context of the Dual Listing	1/4 of the capital stock of JBS	Majority of the capital stock, pursuant to article 252 of the Brazilian Corporation Law

NO.	AGENDA	INSTALLATION QUORUM	MINIMUM APPROVAL REQUIREMENTS
(v)	Approval of the non-listing of JBS Participações in the Novo Mercado segment, pursuant to article 46, sole paragraph of the Novo Mercado Regulations, as a result of which JBS shall no longer have its shares traded on the B3	1/4 of the capital stock of JBS	Majority of the Outstanding Shares present at the EGM

(vi)	Authorization to managers to adopt measures resulting from approval of the Dual Listing, including, but not limited to, implementation of the Merger of Shares and consequent subscription of new shares to be issued by JBS Participações as a result of the Merger of Shares, on behalf of JBS shareholders.	1/4 of the capital stock of JBS	Majority of the capital stock, pursuant to article 252 of the Brazilian Corporation Law

(vii)	Approval of the declaration of Dividends	1/4 of the capital stock of JBS	Majority of the capital stock present at the EGM

(b) on second call:

NO.	AGENDA	INSTALLATION QUORUM	MINIMUM APPROVAL REQUIREMENTS
(i)	Ratification of appointment of the Appraiser to prepare the Report - Merger of Shares and the Report 264	Any number of shareholders	Majority of the capital stock, pursuant to article 252 of the Brazilian Corporation Law

(ii)	Approval of the Report - Merger of Shares and Report 264	Any number of shareholders	Majority of the capital stock, pursuant to article 252 of the Brazilian Corporation Law

(iii)	Approval of the Protocol and Justification	Any number of shareholders	Majority of the capital stock, pursuant to article 252 of the Brazilian Corporation Law

(iv)	Approval of the Merger of Shares, in the context of the Dual Listing	Any number of shareholders	Majority of the capital stock, pursuant to article 252 of the Brazilian Corporation Law

(v)	Approval of the non-listing of JBS Participações in the Novo Mercado segment, pursuant to article 46, sole paragraph of the Novo Mercado Regulations, as a result of which JBS shall no longer have its shares traded on the B3	Any number of shareholders	Majority of the Outstanding Shares present at the EGM

NO.	AGENDA	INSTALLATION QUORUM	MINIMUM APPROVAL REQUIREMENTS
(vi)	Authorization to managers to adopt measures resulting from approval of the Dual Listing, including, but not limited to, implementation of the Merger of Shares and consequent subscription of new shares to be issued by JBS Participações as a result of the Merger of Shares, on behalf of the JBS shareholders.	Any number of shareholders	Majority of the capital stock present at the EGM

(vii)	Approval of the declaration of Dividends	Any number of shareholders	Majority of the capital stock present at the EGM

5.3. “Outstanding Shares” means common or preferred shares issued by JBS, with the exception of those: (i) belonging to the Controlling Shareholders; (ii) belonging to persons related to the Controlling Shareholders; (iii) belonging to JBS managers; and (iv) held in treasury.

5.4. The matters indicated above are interdependent legal transactions, it being assumed that none of the resolutions on these items shall be effective, individually, if the others are not also effective. Thus, considering that the approval of item (v) requires approval by a majority of the Outstanding Shares present at the EGM, such approval shall be decisive for approval of the Dual Listing as a whole.

6. RIGHT OF DISSENT AND APPRAISAL

6.1. Pursuant to article 252, paragraph 2, coupled with article 137, II of the Brazilian Corporation Law, the Merger of Shares shall not grant JBS shareholders the right of dissent and appraisal, since JBS’ shares have liquidity and dispersion.

7. SUBMISSION OF DUAL LISTING TO BRAZILIAN OR FOREIGN AUTHORITIES

7.1. Considering that this is a transaction between companies of the same group, there is no need to submit the Dual Listing for approval of any Brazilian or foreign antitrust authorities.

7.2. Completion of the Dual Listing is subject to compliance with the Conditions Precedent.

8. GENERAL PROVISIONS

8.1. Except as otherwise provided for in this Protocol and Justification, the costs and expenses incurred with the Dual Listing shall be borne by JBS, including expenses related to the fees of its respective advisors, auditors, appraisers, and counsel.

8.2. This Protocol and Justification may only be amended by means of a written instrument signed by the Parties.

8.3. Any declaration by any court of nullity or ineffectiveness of any of the covenants contained in this Protocol and Justification shall not adversely affect the validity and effectiveness of the others, which shall be fully complied with, obliging the Companies to use their best efforts in order to validly agree to obtain the same effects as the covenant that has been annulled or become ineffective.

8.4. Failure to exercise or late exercise, by any of the Companies, of any of its rights in this Protocol and Justification shall not be deemed a waiver or novation and shall not affect the subsequent exercise of such right. Any waiver shall be effective only if specifically granted and in writing.

8.5. This Protocol and Justification is irrevocable and irreversible, and the obligations assumed by the Companies are also binding upon their successors on any account.

8.6. The assignment of any of the rights and obligations agreed upon in this Protocol and Justification without the prior and express written consent of the Companies is prohibited.

8.7. The Parties and the two witnesses execute this Protocol and Justification electronically, and the Parties expressly represent and agree, for purposes of article 10, paragraph 2 of Provisional Measure No. 2,200-2 of August 24, 2001, that their signatures by such means are binding, effective, and grant authenticity, integrity, and legal validity to the document now signed, making this Protocol and Justification an instrument enforceable out of court for all legal purposes.

9. APPLICABLE LAW AND DISPUTE RESOLUTION

9.1. This Protocol and Justification shall be governed and construed in accordance with the laws of Brazil.

9.2. Any and all disputes that may arise between the Parties as a result of or in relation to this Protocol and Justification shall be finally resolved by arbitration, administered by the Market Arbitration Chamber established by the B3 (“Market Arbitration Chamber”), in accordance with the Arbitration Regulations of said institution in effect at the time of institution of the arbitration. In the event that the Arbitration Regulations of the Market Arbitration Chamber is silent in any respect, the Parties hereby agree to supplementally apply the provisions set forth in Law No. 9,307/1996.

9.3. The Arbitration Court shall consist of three (3) arbitrators (“Arbitration Court”), to be appointed in accordance with the Arbitration Rules of the Market Arbitration Chamber. None of the arbitrators to be appointed shall need to be part of the body of arbitrators of the Market Arbitration Chamber, as permitted by Law No. 9.307/1996.

9.4. The seat of the arbitration shall be in the City of São Paulo, State of São Paulo, Brazil, where the arbitral award shall be rendered. The language of the arbitration shall be Portuguese.

9.5. The arbitrators shall decide based on the applicable Brazilian law, and judgment in equity shall be prohibited.

9.6. The arbitration proceedings and any document and information disclosed within the scope of the arbitration shall be confidential.

9.7. The arbitral award shall be final and binding on the Parties and their successors, and the Parties waive any right of appeal. Each Party has the right to resort to the Judiciary to (i) impose the institution of arbitration; (ii) obtain injunctions for the protection or conservation of rights, prior to institution of the arbitration, if necessary, including to execute any measure that entails specific performance under the terms of paragraph 3 of article 118 of the Brazilian Corporation Law, and any action shall not be considered as a waiver of arbitration as the only means of resolving disputes chosen by the Parties; (iii) to enforce any decision of the Arbitral Court, including the arbitral award; (iv) the judicial measures provided for in Law No. 9.307/1996, including any action to seek annulment of the arbitral award when permitted by law; or (v) execution of this Protocol and Justification as an instrument enforceable out of court. In the case of injunctions or specific performance measures submitted to the Judiciary for analysis in the cases provided for herein, the Arbitral Court, when instituted, shall analyze them, being free to uphold or modify the decision rendered by the Judiciary. For all legal measures provided for herein, the Parties choose the Judicial District of the City of São Paulo, State of São Paulo, with the exception of any other, however privileged it may be, except for the measures provided for in item (iii) above, which may be filed in any court of competent jurisdiction.

9.8. Payment of arbitration costs shall be made in accordance with the Arbitration Regulation of the Market Arbitration Chamber, and the responsibility for the costs, including administration fees, arbitrators’, experts’, and technical assistants’ fees, as well as contractual attorneys’ fees, shall be defined by the Arbitral Court in the arbitral award.

9.9. The Parties hereby declare to be bound by this arbitration clause and agree to participate in any arbitration that may be filed in relation hereto, as well as to comply with the arbitral award.

IN WITNESS WHEREOF, the managers of the Companies sign this Protocol and Justification, jointly with the witnesses below.

São Paulo, [date].

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[Signature page 01 of 04 of the Protocol and Justification of the Merger of Shares of JBS

S.A. by JBS Participações Societárias S.A. entered into on [•]]

JBS S.A.

By: [—]	By: [—]
Title: [—]	Title: [—]

[Signature page 02 of 04 of the Protocol and Justification of the Merger of Shares of JBS

S.A. by JBS Participações Societárias S.A. signed on [•]]

JBS Participações Societárias S.A.

By: [—]	By: [—]
Title: [—]	Title: [—]

[Signature page 03 of 04 of the Protocol and Justification of the Merger of Shares of JBS

S.A. by JBS Participações Societárias S.A. entered into on [•]]

JBS B.V.

By: [—]	By: [—]
Title: [—]	Title: [—]

[Signature page 04 of 04 of the Protocol and Justification of the Merger of Shares of JBS

S.A. into JBS Participações Societárias S.A. entered into on [•]]

Witnesses

1.	2.

Name: [—]	Name: [—]
Identity Card (RG): [—]	Identity Card (RG): [—]
Taxpayer Card (CPF): [—]	Taxpayer Card (CPF): [—]